For Immediate Release
Contact:

Jerry Daly	Dennis Craven
Daly Gray Public Relations	Chief Financial Officer
jerry@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Acquires Hampton Inn & Suites Exeter, New Hampshire

PALM BEACH, Fla., August 13, 2013-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium branded select-service hotels, today announced that it has acquired the 111-room Hampton Inn & Suites in Exeter, New Hampshire for a purchase price of $15.2 million, plus customary pro-rated amounts and closing costs.

The Hampton Inn & Suites opened in August 2010 and is located in the seacoast area of southern New Hampshire. With convenient access to Interstate 95, the LEED-certified hotel is proximate to Phillips Exeter Academy and strong corporate clients such as Timberland, Bauer, Cobham, Sig Sauer and leisure destination Hampton Beach.

“This hotel is well located in downtown Exeter, the historic New England village home to one of the most prestigious college preparatory schools in the country, and benefits from a very diverse mix of corporate and leisure demand generators given its close proximity to seaside destinations,” said Jeffrey H. Fisher, Chatham's chief executive officer. “Since late 2012, we have acquired four hotels, all of which were developed within the past three years that have attractive going in yields, and we expect to drive better performance through aggressive asset management. We continue to find hotels that meet our strict underwriting criteria as we build Chatham into a premier lodging REIT. This hotel exemplifies our strategy of acquiring premium-branded, upscale extended stay and select-service hotels in markets that exhibit strong growth characteristics and demand generators.”

The Hampton Inn & Suites Exeter is managed by Island Hospitality Management (IHM), which is 90 percent owned by Mr. Fisher. Chatham funded the purchase with borrowings on its secured revolving credit facility.

“Utilizing our extensive network of relationships, we were able to source this deal privately and directly without the involvement of any third parties,” commented Peter Willis, chief investment officer. “We have an active pipeline and remain very selective as we accumulate a high quality hotel investment portfolio.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 75 hotels totaling 10,197 rooms/suites, comprised of 22 hotels it wholly owns with an aggregate of 3,022 rooms/suites in 12 states and the District of Columbia and holds a minority investment in two joint ventures that own 53 hotels with an aggregate of 7,175 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company's filings with the Securities and Exchange Commission.